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                                                                    EXHIBIT 99.5

                IMPORTANT ANNOUNCEMENT TO THE HOLDERS OF COMMON
                      STOCK OF APRIA HEALTHCARE GROUP INC.

     This is to advise you that Apria Healthcare Group Inc. (the "Company") intends to make a rights offering (the "Rights Offering") and has filed a Registration Statement on Form S-3 (the "Registration Statement") in connection therewith with the Securities and Exchange Commission. The Company proposes to distribute to holders of its outstanding Common Stock transferable subscription rights (the "Rights") to purchase the Company's 10% Convertible Subordinated Debentures due 2004 in a public offering. It is proposed that holders of the Common Stock will receive one Right for each share of Common Stock held by them
as of the close of business on the record date, which will be                  ,
1998 or such later date as the Registration Statement shall be declared effective by the Securities and Exchange Commission. Additional information regarding the Rights Offering, including the conversion ratio and the conversion price of the Debentures and the expiration date will be communicated in a press release on the record date.

     As soon as practicable after the close of business on the record date, a subscription warrant and a related set of instructions explaining the procedure for exercising or selling the Rights, together with the Prospectus, will be mailed to you. The terms of the Rights Offering will be more completely described in the Prospectus. If these do not arrive within a reasonable time
after the record date, please notify                at                . The
Rights Offering has not yet commenced. Therefore, there is no action to take at this time.

     The Registration Statement relating to the Rights and the underlying Debentures has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This notice shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such Rights or Debentures in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Although you are not required to take any action at this time, you should be prepared to act promptly or to have someone authorized to act for you when you receive your subscription warrant. Whether you anticipate exercising or selling your Rights, you should bear in mind that in order for an exercise to be valid, the payment of the Subscription Price for Rights being exercised must be received by the Subscription Agent and such payments by uncertified check must have cleared before the Rights Offering expires.

                                          Very truly yours,

                                          APRIA HEALTHCARE GROUP INC.